Exhibit 10.1

AMENDMENT NO. 9

TO

LOAN AGREEMENT

AMENDMENT NO. 9 dated and effective as of November 13, 2007, among NICHOLAS FINANCIAL, INC. (“Borrower”), the financial institutions listed on the signature pages hereof (the “Lenders”) and BANK OF AMERICA, N.A., as agent for the Lenders (the “Agent”).

WHEREAS, the Borrower, the Agent and the Lenders are parties to a certain Amended and Restated Loan and Security Agreement, dated as of August 1, 2000 (the “Loan Agreement”), pursuant to which the Lenders have agreed, subject to the terms and conditions therein set forth, to provide certain financial accommodations to the Borrower; and

WHEREAS, at the request of the Borrower, the Lenders have agreed to increase the Maximum Revolver Amount and in connection therewith, the Lenders desire to re-allocate certain of the Commitments;

WHEREAS, the Borrower desires that the Lenders amend certain provisions of the Loan Agreement, and the Lenders are willing, subject to the terms and conditions hereinafter set forth, to do so;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. CAPITALIZED TERMS. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Loan Agreement.

SECTION 2. AMENDMENTS. The Loan Agreement is hereby amended as follows:

Section 1.1 of the Loan Agreement is hereby amended as follows:

(a) (i) Increase In First Tennessee Commitment. From and after the effective date of this Amendment the Commitment of First Tennessee Bank National Association is hereby increased from $22,500,000 to $25,000,000.

(ii) Increase in Capital One, N.A. Commitment. From and after the effective date of this Amendment the Commitment of Capital One, N.A. is hereby increased from $17,500,000 to $25,000,000

(iii) Decrease in BoS (USA), Inc. Commitment. From and after the effective date of this Amendment the Commitment of BoS (USA), Inc. is hereby decreased from $15,000,000 to $10,000,000

(b) The definition of Advance Rate is hereby amended to read as follows: ““Advance Rate” means (1) seventy percent (70%) of Net Eligible Contract Payments with respect to any Contracts, the terms of which exceed the allowable term based on the age of the Vehicle as set forth in this Agreement; and (2) eighty-five percent (85%) with respect to all other Net Eligible Contract Payments of all other Contracts provided, however, that the Advance Rate shall be (a) sixty-nine percent (69%) and eighty-four percent (84%), as applicable, when the Collateral Adjustment Percent ending on the date of determination is equal to or greater than sixteen percent (16%), but less than seventeen percent (17%), (b) sixty-eight percent (68%) and eighty-three percent (83%), as applicable, when the Collateral Adjustment Percent ending on the date of determination is equal to or greater than seventeen percent (17%), but less than eighteen percent (18%); (c) sixty-seven percent (67%) and eighty-two percent (82%), as applicable, when the Collateral Adjustment Percent is equal to or greater than eighteen percent (18%), but less than nineteen percent (19%); and provided, further that the applicable Advance Rate shall be reduced by the Repossessed Adjustment Percent.

(c) The definition of Applicable Margin is hereby amended to read as follows:

“Applicable Margin” means (i) with respect to Reference Rate Revolving Loans, zero and (ii) with respect to LIBOR Rate Revolving Loans, one and five-eighths of one percent (1.625%).

(d) The definition of “Maximum Revolver Amount” is hereby amended to read as follows: “Maximum Revolver Amount” means $115,000,000.00.

(e) The definition of Stated Termination Date” is hereby amended to read as follows:

“ ‘Stated Termination Date’ means November 30, 2010.”

(f) Section 4.2 of the Loan Agreement Termination of Facility is hereby amended in its entirety to read as follows:

“4.2 Termination of Facility. The Borrower may terminate this Agreement upon at least thirty (30) Business Days’ notice to the Agent and the Lenders, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, (b)the payment of the early termination fee set forth in the next sentence, (c) the payment in full in cash of all other Obligations together with accrued and unpaid interest thereon, and (d) with respect to any LIBOR Rate Loans prepaid in connection with such termination prior to the expiration date of the Interest Period applicable thereto, the payment of the amounts described in Section 5.4. If this Agreement is terminated at any time prior to the Stated Termination Date, whether pursuant to this Section or pursuant to Section 11.2, the Borrower shall pay to the Agent, for the account of the Lenders, an early termination fee determined in accordance with the following table:

Period during which early termination occurs	Early Termination Fee
On or prior to November 30, 2009	One half of one percent ( 1/2%) of the Maximum Revolver Amount.
After November 30, 2009 but prior to November 30, 2010	One quarter of one percent ( 1/4%) of the Maximum Revolver Amount.

(g) Section 9.21 Borrowing Base Ratio of the Loan Agreement is hereby amended in its entirety to read as follows:

“Borrowing Base Ratio. The Borrower shall not permit the ratio of (a) the remainder of (i) all liabilities, obligations, and indebtedness of the Borrower minus (ii) all Subordinated Debt (numerator) to (b) Borrowing Base Amount (denominator) to be, at any time, more than: 3.50:1 to 1.

SECTION 3. EFFECTIVENESS. The amendment made herein shall become effective when Lenders shall have duly executed and delivered this Agreement and counterparts hereof shall have been duly executed and delivered to the Agent by the Borrower.

SECTION 4. COUNTERPARTS AND GOVERNING LAW. This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute a single instrument. This Agreement shall be governed by, and construed in accordance with the law of the State of New York.

SECTION 5. REFERENCES TO LOAN AGREEMENT. From and after the effectiveness of this Agreement and the waivers and agreements contemplated hereby, all references in the Loan Agreement to “this Agreement”, “hereof”, “herein”, and similar terms shall mean and refer to the Loan Agreement as certain provisions thereof are amended or supplemented by this Agreement, and all references in other documents to the Loan Agreement shall mean such agreement as certain provisions thereof are amended or supplemented by this Agreement.

SECTION 6. INVALIDITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or if for any reason it is not deemed so modified, it shall be ineffective and valid only to the extent of such prohibition or invalidity without the remainder thereof or any of the remaining provisions of this Agreement being prohibited or invalid.

SECTION 7. RATIFICATION AND CONFIRMATION. The Loan Agreement is hereby ratified and confirmed and, except as herein otherwise agreed, remains unmodified and in full force and effect.

SECTION 8. ADJUSTED PRO RATA PAYMENTS. Within ten (10) days from the date of execution of this Amendment (“Closing Settlement Date”), Agent shall conduct a Settlement with Lenders. At such Settlement, each Lender shall pay to the Agent in immediately available funds, an amount equal to each Lender’s pro rata share of the aggregate outstanding principal amount of the Loans. For purposes of the calculation of the pro rata share of each Lender, the Commitment of each Lender, shall be in the amount set forth in the signature section of this Amendment.

SECTION 9. ACKNOWLEDGEMENTS BY LENDERS.

(a) The execution and delivery of this Agreement effectuates a reallocation of the Maximum Revolving Amount and Commitments among Bank of America, N.A., Capital One Bank, N.A., First Tennessee Bank National Association and BoS (USA), Inc.

(b) Any interest, fees and other payments accrued prior to the Closing Settlement Date with respect to the Commitments and the outstanding Loans shall be adjusted accordingly.

(c) To the extent necessary to effectuate the foregoing, the Lenders increasing and decreasing their respective Commitments shall be deemed to have sold and assigned or purchased and assumed to and from each other the Commitments to the applicable extent. In connection therewith and except as set forth below, none of the Lenders makes any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant thereto. None of the Lenders makes any representation or warranty in connection with, or assumes any responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the performance or observance by the Borrower, of any of its respective obligations with this Agreement or any other instrument or document furnished in connection therewith.

(d) Each Lender represents and warrants that in connection with any deemed assignment and assumption (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement; and apart from any agreements or undertakings or filings required by this Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of such Lender, enforceable against the such Lender in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles;

(e) The Lenders each hereby agree to execute and deliver such other instruments, and take such other action, as any of them or Agent may reasonably request in connection with the transactions contemplated by this Agreement including the delivery of any notices or other documents or instruments to the Borrower or the Administrative Agent, to the extent required in connection with the deemed assignments and assumptions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower:

NICHOLAS FINANCIAL, INC.

	By:	/s/ Peter L. Vosotas
Peter L. Vosotas, President

Agent:

BANK OF AMERICA, N.A.,
as Agent

	By:	/s/ Bruce Jenks
Bruce Jenks, Vice President

Lenders:

Commitment Amount:	BANK OF AMERICA, N.A.
$55,000,000.00 (47.8260%)
	By:	/s/ Bruce Jenks
Bruce Jenks, Vice President

Commitment Amount:	Capital One, N.A.
$25,000,000.00 (21.7391%)
	By:	/s/ Paul J. Rubrich
Paul J. Rubrich, Vice President

Commitment Amount:	FIRST TENNESSEE BANK NATIONAL ASSOCIATION
$25,000,000.00 (21.7391%)
	By:	/s/ David Perry
David Perry, Senior Vice President

Commitment Amount:	BoS (USA), INC.
$10,000,000.00 (8.6957%)
	By:	/s/ Karen Workman
Karen Workman, Assistant Vice President